EXHIBIT 99.2

Qumu Corporation Third Quarter 2020 Earnings Conference Call

October 27, 2020 at 3:30 p.m. CT

Operator

Ladies and gentlemen, thank you for standing by. I would now like to introduce your host, Qumu’s Chief Financial Officer, Mr. Dave Ristow.

Sir, you may begin.

Dave Ristow – CFO

Thanks, operator, and good afternoon, everyone.

After the market close today, Qumu issued a press release announcing its financial results for the third quarter ended September 30th, 2020, a copy of which is available on the Investor Relations section of the company’s website.

During today’s call, we will make certain statements with respect to the Company’s expected financial results, the impact of COVID-19 on the use and adoption of video in the enterprise, the Company’s go-to-market strategy, and efforts designed to increase the company’s traction and penetration with customers. These statements are forward-looking and involve a number of risks and uncertainties that could cause actual results to differ materially. Please note these forward-looking statements reflect management’s opinions only as of the date of this call, and the Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Please refer to Qumu’s SEC filings, specifically its Form 10-K and 10-Q and financial results press release, for a more detailed description of risk factors that may affect the Company’s results. During the call today, management will discuss adjusted EBITDA, a non-GAAP financial measure. In the Company’s press release and filings with the SEC, both of which are posted on the Company’s website, you will find additional disclosures regarding this non-GAAP measure, including a reconciliation of this measure with its comparable GAAP measure. Non-GAAP financial measures are not intended to be considered in isolation from, a substitute for, or superior to GAAP results. The Company encourages you to consider all measures when analyzing its performance.

I would like to remind everyone that this call is being recorded and will be made available for replay via a link available in the investor relations section of Qumu’s website.

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Relatedly, a few weeks ago, the Company released a fully redesigned investor relations website, making it easier to stay informed about all investor relations activities and news events at Qumu. Among the new features of the website is an upgraded email notification system that provides subscribers with real-time press release and SEC filing notifications. If you’re interested in following our progress in a much more user-friendly manner, I encourage you to go to our website at ir.qumu.com and sign up for alerts. You will have the option to receive press releases as well as annual and quarterly reports, insider transactions, and proxy information.

On the call with me today is our President and CEO TJ Kennedy. After I review the financial results for the third quarter and nine month periods, TJ will discuss our operational progress as well as the results of our 90-day strategic roadmap exercise before finishing with an outlook for the remainder of this year as well as 2021.

As you can see from our earnings release, our financial results for the quarter were consistent with our strategy to drive growth of subscription ARR and recurring revenue. Highlighting our continued execution on this initiative was a 28% increase in subscription, maintenance and support revenue along with a 18% increase in subscription annual recurring revenue, or ARR, which collectively helped us generate robust gross margins of 75%.

Now, let’s look at the results in more detail…

Revenue for the third quarter of 2020 was $6.6 million compared to $6.7 million in Q3 of last year. The slight decrease in revenue was primarily due to lower software license and appliance revenue, offset by higher subscription, maintenance and support revenue as well as higher subscription bookings.

For the first nine months of 2020, revenue increased 16% to $22.2 million from $19.1 million in the same period last year. The increase in revenue was primarily due to a large customer order received at the end of the first quarter of 2020.

During the third quarter we added eight (8) new cloud customers, one (1) new enterprise customer and expanded or converted four (4) enterprise customers to Cloud or Cloud Hybrid. It’s worth noting that the three (3) hybrid expansions/conversions we completed in the quarter represented an average of 28% ARR uplift on their base renewals.

For the first nine months of 2020, we have secured 23 new customers and deployments. In comparison, we secured 20 new customers and deployments for all of 2019—meaning we have already exceeded our 2019 new enterprise and deployment count, with three months remaining in this fiscal year.

Subscription, maintenance and support revenue for the third quarter of 2020 increased 28% to $5.3 million from $4.2 million in Q3 last year. The 28% increase was driven by new cloud and term deals signed in 2020 as well as an increase in cloud usage. Qumu continues to shift more and more of our revenues to cloud SaaS subscription revenue.

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For the nine-month period, subscription, maintenance and support revenue increased 2% to $14.2 million from $13.9 million for the comparable period in 2019.

Subscription annual recurring revenue, or ARR, increased 18% to $10.9 million from $9.2 million in Q3 last year.

Starting this quarter, we will be disclosing our SaaS customer retention metrics in our earnings calls and in our releases. At quarter end, our Gross Renewal Rate (GRR) was 91% compared to 89% at end of Q3 2019. Our Net Renewal Rate (NRR) was 119% compared to 108% at end of Q3 2019. And, lastly, our Dollar Value Retention was 94% compared to 93% at end of Q3 2019.

Deferred revenue at quarter end was $15.9 million, up 5% from the prior quarter and up 47% from Q3 last year.

Looking at our margins…

Gross margin for Q3 2020 was 75.1%, up from 69.8% in Q3 of last year. The increase was primarily due to a favorable sales mix and an increase in higher-margin cloud SaaS revenue.

For the nine-month period, gross margin was 69.9% compared to 73.3% for the comparable period last year. The decrease was primarily due to a higher mix of appliance revenue in the nine months of 2020, which generally carries lower margins compared to term license revenue, and lower term license revenue in the 2020 period.

Turning to our profitability metrics…

Net loss for the third quarter of 2020 was $(1.9) million, or $(0.14) loss per basic and diluted share. This compares to $(221,000), or $(0.02) loss per basic share and $(0.11) loss per diluted share, in Q3 of last year. The higher net loss in Q3 2020 was primarily due to a $1.3 million change in warrant liability, a one-time severance charge of $0.4 million related to the CEO transition in July 2020, as well as $0.1 million of transaction expenses related to the previously announced terminated merger with Synacor.

For the nine-month period, net loss was $(5.2) million, or $(0.39) loss per basic and diluted share, compared to $(4.8) million, or $(0.49) loss per basic and diluted share, for the comparable period in 2019. The higher net loss in 2020 was primarily due to $1.6 million of transaction expenses related to the terminated merger with Synacor and a one-time severance charge of $0.4 million related to the CEO transition.

Adjusted EBITDA loss, a non-GAAP metric, for the third quarter of 2020 totaled $(839,000), compared to a loss of $(535,000) in Q3 last year.

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For the nine-month period, adjusted EBITDA loss totaled $(1.3) million. This was an improvement from a loss of $(1.8) million for the comparable 2019 period.

At quarter end, we had a healthy liquidity position with $11.4 million in cash and cash equivalents, which was up $1.5 million from $9.9 million at June 30, 2020.

Switching gears to our outlook…

As we’ve talked about on prior calls, Qumu provides revenue guidance based on current market conditions and expectations, including the unknown financial impact that COVID-19 will have on economies and enterprises around the world. Based on our Q3 financial results and pipeline of business, we currently expect revenue for fiscal 2020 to be approximately $29.0 million, representing growth of 14% compared to $25.4 million in 2019. Our building subscription ARR, deferred revenue and expanding pipeline of business gives us good visibility and confidence to introduce topline guidance for next year in the near future.

For a more detailed analysis of our financial results, please refer to today’s earnings release as well as our 10-Q, which we plan to file by November 3.

This completes my financial summary. I’ll now turn the call over to TJ to discuss our operational progress and outlook.

TJ?

TJ Kennedy – President and CEO

Thanks, Dave. It’s a pleasure to have this opportunity to speak with you today.

It’s been three months since I joined Qumu. Since we last spoke, the leadership team has conducted an exhaustive, 360-degree review of our business, product offerings, geographic markets, target customers, go-to-market strategy and business model. This process included the entire management team and resulted in a new strategic roadmap for Qumu going forward. And the output of this strategic roadmap process will guide our investments, our areas of focus, and our day to day business.

At a high level, the process of building the strategic roadmap confirmed several things, including Qumu’s competitive strengths and advantages, which are:

●	Scaling live and on-demand video delivery to 100,000+ users, either using our own platform as a front-end or by extending the reach of any standard video conferencing or enterprise collaboration application;
●	Securing both the delivery of video and the storage of on demand video assets;
●	Streaming internal and external enterprise video via a self-service model; and
●	Storing and managing video assets in customized portals and increasing the value of that video by making it sharable, searchable and accessible to a global audience.

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This review process also confirmed our Company’s core value proposition. Simply put: Qumu bridges gaps in enterprise communication.

We provide maximum extensibility, including the ability to integrate with any video conferencing or workplace collaboration application like Zoom, WebEx, Teams, Google Meet and Slack. But keep in mind our Qumu Cloud platform is very different from the above cloud applications. Qumu is not a video teleconference platform. We will let the companies mentioned above fight over that space. Qumu enables live streaming events with over 100,000+ attendees, we secure the delivery and storage of video, we enable video on demand for millions of users internally and externally to the enterprise, and our video content management empowers enterprises to be more effective and efficient with their video assets. Our advanced analytics cover comprehensive, real-time and on demand reporting for both user engagement and network health. And our robust content management capabilities allow for editing, storage, playlist development, portal design, search, indexing and access permissions.

In addition to identifying key areas of strength, the Strategic Roadmap also revealed where Qumu needed to improve—in some cases substantially—by focusing on greater efficiencies, new and clearer strategies, simplified pricing and processes, and expansion into adjacent, high-value markets. Some of our major takeaways were the realizations that we have been underinvesting in our cloud platform, underemphasizing the value of our product to small and mid-market enterprises, and underutilizing a more targeted channel strategy. To be clear, our internal review was a candid and frank process that, while difficult and requiring some serious organizational changes, will ultimately put us on a path to long-term success—one that will deliver improved value to our customers and shareholders.

With this in mind, we have already implemented a number of key changes. We have built out a new Customer Success organization that will be led by Chad Sears, who has recently accepted the role of Chief Customer Success Officer. The creation of this new organization will place all of the previously disconnected teams that interacted with customers into a single team, under a single leader. This includes Professional Services, Customer Success, Customer Support, Product Management, and Account Management teams all working in concert to ensure that our platform reduces risk for CEOs and CIOs. As part of this change, we will also be increasing our goals for customer retention going forward, with the expectation of even higher retention in 2021.

We will also be consolidating our global sales and marketing teams and all revenue operations under a new Chief Revenue Officer role, to improve the collaboration and execution of our sales and marketing teams. We will also be expanding our sales and marketing efforts not only in our existing markets, but also to mid-sized and smaller enterprises. Included in this change is our new Build and Price Tool as well as our new e-commerce storefront targeted at medium and small enterprises. Qumu is known for our large enterprise customers with 50,000 to 325,000+ employees, but we are now also targeting medium and smaller enterprises who value our live broadcast, secure video delivery and management, video on demand capabilities and robust video content management.

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Driving our revitalized growth plan is the ongoing, fundamental shift in enterprise video usage. It is clear that enterprise communication has changed forever, and the COVID-19 pandemic has forced organizations worldwide to rapidly adopt and expand the use of video, both internally and externally. We’re all still dealing with these implications today through continued office closures, travel restrictions, event cancellations and security concerns—and at the enterprise level, scalability issues as well. While standard video conferencing and collaboration apps were able to meet the initial need for business continuity, we are now seeing a second wave of needs, where enterprises are exceeding the upper limits of what standard video conferencing and internal collaboration tools can deliver and manage. And this is the area where Qumu excels and is distinctly differentiated.

As part of the deep dive we have gone through for the strategic roadmap, we focused on determining where in the video market Qumu’s trusted enterprise solution fits. What we determined is that we do not compete in the basic video teleconferencing and small team collaboration spaces that are over-crowded with companies like Zoom, Cisco WebEx, Microsoft Teams, GoToMeeting, Google Hangouts and so on. Qumu is the market leader in internal and external live broadcasting to more than 50,000 users, and the leader in providing secure on demand video storage and delivery with enterprise grade video content management. During this pandemic, many enterprises have added video collaboration technologies. And now, we are seeing these enterprises contact Qumu with the need to manage all of this content, leverage it for asynchronous communication, and maximize on demand video to expand their communication capabilities internally and externally. And we believe in 2021, enterprises will require even more help from Qumu to meet their business objectives and to thrive in the new Work from Anywhere environment.

As a concrete next step, we’ve leveraged these key findings to cement a new strategic roadmap that will enable us to accelerate Qumu’s growth and drive consistent profitability. And while it was an extremely busy first three months at the company, I can honestly say that I’m even more excited about the potential Qumu has to become a much larger organization. I believe we have an enormous opportunity in front of us, and with the right plan, people and execution, we will be a leading cloud-based enterprise video technology provider for the future.

With many of our roadmap changes implemented in the coming months, we believe healthy, double-digit topline growth and cash flow positivity next year are within our reach. More specifically, our successful execution against this plan, which has already begun and will accelerate in the balance of 2020, is expected to drive revenue growth in excess of 20% in 2021 as compared to our current 2020 revenue estimate. Our sales pipeline, strong deferred revenue and our growing annual recurring revenue also give us confidence about our prospects for revenue growth in 2021.

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Overall, the enterprise video industry is alive and well. We are continuing to see interest from a new sales perspective as well as renewals and cloud conversions. I’d like to provide a sample of just some of our major wins from the quarter underlining this ongoing trend:

●	In Q3, we closed new logo wins with global aerospace and defense company Northrop Grumman as well as AOK, the largest health insurance provider in Germany.
●	We also drove ‘On Premise to Cloud’ conversions with CVS Pharmacy and a major U.S. banking institution - Truist Financial.
●	And we secured large renewals with Lockheed Martin, and the seventh largest bank in Europe—as well as a top 20 UK Law Firm, and a top 3 Executive Education institute in the world, among others.

Customers come to us because they require more than a simple, small-scale video conferencing or team collaboration solution to achieve true business continuity. Qumu provides reliable, secure, enterprise grade infrastructure that supports an enterprise’s permanent shift to a new global work from anywhere environment. Our customers choose Qumu because we have:

●	A highly-scalable platform;
●	An exclusive focus on the enterprise;
●	Robust video on demand capability
●	World-class professional services & support; and
●	Market-leading security.

Last year, Qumu received the highest score in the ‘Security’ category in the 2019 Gartner Critical Capabilities for Enterprise Video Content Management report. We offer our customers:

●	Data and application protection;
●	Identity protection and user controls; as well as
●	Viewer tracking, live monitoring and audit controls.

Enterprise video needs to be easy to use and reliable. We’ve recognized that companies are willing to pay a premium for that reliability, and many of our current customers have gladly expanded their video platform commitments after a positive experience.

We have very user friendly video on demand tools, and we are recognized as the reliable video content management system all enterprises need, even if they’re already using an existing video teleconferencing solution. For example, earlier in the quarter we built and deployed a new app that enables Zoom to be used as the front end for any large-scale video broadcast, while Qumu handles all delivery, management and video security. This integration will change the game for organizations looking to not only scale Zoom events for over 50,000 attendees but record and manage some or all Zoom meetings across the organization as secure, searchable on demand assets.

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There is no doubt that Zoom is a popular video conferencing platform. They’ve made it easy for people to lead or participate in video-based meetings, and their technology is one of the reasons so many enterprises were able to bridge the collaboration gap left by COVID-19. But as work-from-home mandates and event cancellations continue to be the norm, enterprises need more than what the standard video conferencing platforms offer—more scale, more capability, more video on demand and more robust video content management features. These types of meetings and events are what Qumu does exceedingly well. We enable standard video conferencing platforms to reach thousands, tens of thousands or even a hundred thousand plus people—with no loss of video quality and device-independent compatibility.

Our strategic plan involves investing in our cloud business to take advantage of current market trends and customer needs. Along this line, at the end of the third quarter we unveiled the Qumu Cloud Build and Price Tool, which allows users to quickly customize an annual cloud video subscription based on parameters like storage and bandwidth needs, distribution requirements, authenticated user limits and more.

We have also learned that as the use of video within enterprises continues to climb, organizations are pushing technology acquisition cycles at a significantly faster pace than they were in the past. According to Wainhouse Research, the enterprise streaming product category is expected to become a $4.6 billion total market by 2024, growing at a compound annual growth rate of over 15% in that time. That same report also found that ‘the biggest gains in streaming spending in 2020 will come from firms with fewer than 1,000 employees.’ For companies with at least 500 employees, at least 50% anticipate spending more than $100,000 on streaming technology this year. The dramatic increase we’ve seen in the usage on our cloud platform underscores this trend. In fact, in Q3 alone, we hosted 30 million viewers on the Qumu Cloud platform, which was up 28% from the prior quarter and up 911% from Q3 last year.

Realistically, today’s purchasers of cloud-based video technology don’t have time to navigate a buying cycle that includes an RFI, a sales demo, a one-month proof of concept, multiple requirements-gathering workshops and three weeks of contract negotiation. With this in mind, our new Qumu Cloud Build and Price Tool will cut weeks, if not months, out of the sourcing-to-solution timeframe. As a company mandate, we will continue to focus in this area and on building additional consumer-focused tools to accelerate that process even further.

Beyond launching new, innovative products for the current market, we’re also hard at work implementing longer-term strategic initiatives to effectively and profitably scale Qumu to the next level. One of these initiatives is expanding and diversifying our go-to-market strategy, which will provide even more balanced and sustainable growth. The fact is, video is quickly moving down-market. Today, even 40-person organizations can make $50,000 investments in video technology. While Qumu has historically targeted growth via very large Enterprise sales and only opportunistically pursued additional opportunities, we are now making a concerted effort to expand into the mid-market with offerings for small to medium sized enterprises. We want to make the Qumu brand more approachable to mid-market firms and are developing a go-to-market approach that is more easily digestible for small and medium sized enterprises.

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For example, we launched an e-commerce self-service solution that enables a highly automated and low-touch sale of Qumu’s cloud-based solution to small and medium-sized organizations. Now the SMB space can easily access and benefit from Qumu’s best-in-class platform for creating, managing and delivering live and on demand video at scale. Because of the lighter sales effort involved in this largely automated, self-serve model, we’re able to dramatically reduce customer acquisition costs, thereby enabling the small and medium sized enterprise market to become a more financially viable channel for us. I look forward to sharing more on our efforts in this area in the coming months.

Our company has successfully been executing and even growing our business during the pandemic. We have offices in California, Minnesota, the United Kingdom and India. Qumu as a company has essentially been 100% remote since the pandemic began and we believe we are working with a significant advantage. We were already voracious users of video based on our company’s mission and we have been guiding our customers as they now move from using live video, video on demand, and video content management for internal functions, to now using that video capability to interact with partners, customers and patients. We are looking closely at our future footprint and will be looking to move more of our team to work from anywhere in the future. Video-first is the future of enterprise communications, and we plan to push that forward by practicing what we preach through live and on demand asynchronous communication. Over the last few months, we believe we have improved internal communications while decentralizing management and moving to a more agile approach. We look forward to sharing our lessons learned with our customers about how we have leveraged our technology to enable essential business activities and to grow successfully.

Today, Qumu has a globally-distributed employee base spread across three continents, with a median employee tenure of 5.5 years. And while we are a technology-enabled business, we recognize that our talented people power this engine.

I’ve discussed many new plans this afternoon, many of which will require months and years to fully see through. My hope for today is that we’ve left you with a clear picture of what the Qumu of tomorrow will look like. It is our belief that these bold actions will all lead to improved results, agile processes and technology improvements that will accelerate growth incrementally in 2021 and beyond.

In summary, Qumu is at the forefront of a massive transformation in the way organizations drive communication. Going forward, we plan on riding this wave into becoming a growing SaaS-based, cloud-first company. This transformation has produced a record sales pipeline and strong deferred revenue, which, coupled with our growing annual recurring revenue, gives us confidence and visibility into not only our growth outlook for 2021 but for the following year as well. Longer term, we believe our building momentum and strategic initiatives will translate to sustainable adjusted EBITDA profitability and, ultimately, net income profitability in the years ahead.

That concludes our prepared remarks. We’ll now open it up to questions. Operator, please provide the appropriate instructions.

[Q&A session]

TJ Kennedy – President and CEO

Thanks, operator, and thank you everyone for joining our call this afternoon. We appreciate your continued support as we execute our growth plan and scale Qumu to the next level. I look forward to speaking with you again soon.

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